Exhibit 2.e

                           RMK HIGH INCOME FUND, INC.
                           DIVIDEND REINVESTMENT PLAN

      EquiServe Trust Company, N.A. and EquiServe, Inc., an affiliate of EquiServe Trust Company, N.A., and a transfer agent registered with the Securities and Exchange Commission acting as service agent for EquiServe Trust Company, N.A., will act as Plan Administrator for shareholders who have not elected in writing or by telephone to receive dividends and distributions in cash (each a "Participant"), will open an account for each Participant under the Dividend Reinvestment Plan ("Plan") in the same name as their then current Shares are registered and will put the Plan into effect for each Participant as of the first record date for a dividend or capital gains distribution.

      Whenever the Fund declares a dividend or distribution with respect to the common stock of the Fund ("Shares"), each Participant will receive such dividends and distributions in additional Shares, including fractional Shares acquired by the Plan Administrator and credited to each Participant's account. If on the payment date for a cash dividend or distribution, the net asset value is equal to or less than the market price per Share plus estimated brokerage commissions, the Plan Administrator shall automatically receive such Shares, including fractions, for each Participant's account. Except in the circumstances described in the next paragraph, the number of additional Shares to be credited to each Participant's account shall be determined by dividing the dollar amount of the dividend or distribution payable on their Shares by the greater of the net asset value per Share determined as of the date of purchase or 95% of the then current market price per Share on the payment date.

      Should the net asset value per Share exceed the market price per Share plus estimated brokerage commissions on the payment date for a cash dividend or distribution, the Plan Administrator or a broker-dealer selected by the Plan Administrator shall endeavor, for a purchase period lasting until the last business day before the next date on which the Shares trade on an "ex-dividend" basis, but in no event, except as provided below, more than thirty (30) days after the dividend payment date, to apply the amount of such dividend or distribution on each Participant's Shares (less their pro rata share of brokerage commissions incurred with respect to the Plan Administrator's open-market purchases in connection with the reinvestment of such dividend or distribution) to purchase Shares on the open market for each Participant's account. No such purchases may be made more than thirty (30) days after the payment date for such dividend except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities laws. If, at the close of business on any day during the purchase period the net asset value per Share equals or is less than the market price per Share plus estimated brokerage commissions, the Plan Administrator will not make any further open-market purchases in connection with the reinvestment of such dividend or distribution. If the Plan Administrator is unable to invest the full dividend or distribution amount in purchases in the open market or if the market discount shifts to a market premium during the purchase period, then the Plan Administrator may cease making purchases in the open market the instant the Plan Administrator is notified of a market premium and may invest the uninvested portion of the dividend or distribution in newly issued Shares received by the Fund at the net asset value per Share at the close of business provided that, if the net asset value is less than or equal to 95% of the then current market price per Share, the dollar amount of the dividend or distribution will be


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divided by 95% of the market price on the payment date. Participants should note that they will not be able to instruct the Plan Administrator to purchase Shares at a specific time, at a specific price or through a specific broker-dealer.

      For purposes of making the dividend reinvestment purchase comparison under the Plan, (a) the market price of the Shares on a particular date shall be the last sales price on the New York Stock Exchange (or if the Shares are not listed on the New York Stock Exchange, such other exchange on which the Shares are principally traded) on that date, or, if there is no sale on such Exchange (or if not so listed, in the over-the-counter market) on that date, then the mean between the closing bid and asked quotations for such Shares on such Exchange on such date and (b) the net a set value per Share on a particular date shall be the net asset value per Share most recently calculated by or on behalf of the Fund. All dividends, distributions and other payments (whether made in cash or Shares) shall be made net of any applicable withholding tax.

      Open-market purchases provided for above may be made on any securities exchange where the Fund's Shares are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as the Plan Administrator shall determine. Each Participant's uninvested funds held by the Plan Administrator will not bear interest, and it is understood that, in any event, the Plan Administrator shall have no liability in connection with any inability to purchase Shares within thirty (30) days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. The Plan Administrator shall have no responsibility as to the value of the Shares acquired for each Participant's account. For the purpose of cash investments, the Plan Administrator may commingle each Participant's funds with those of other shareholders of the Fund for whom the Plan Administrator similarly acts as agent, and the average price (including brokerage commissions the Plan Administrator is required to pay) of all Shares purchased by the Plan Administrator shall be the price per Share allocable to each Participant in connection therewith.

      The Plan Administrator may hold each Participant's Shares acquired pursuant to the Plan together with the Shares of other shareholders of the Fund acquired pursuant to the Plan in noncertificated form in the Plan Administrator's name or that of the Plan Administrator's nominee. The Plan Administrator will forward to each Participant any proxy solicitation material and will vote any Shares so held for each Participant only in accordance with the instructions set forth on proxies returned by the participant to the Fund.

      The Plan Administrator will confirm to each Participant each acquisition made for their account as soon as practicable but not later than sixty (60) days after the date thereof. Dividends and distributions on fractional Shares will be credited to each Participant's account. In the event of termination of a Participant's account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the market value of the Shares at the time of termination, less the pro rata expense of any sale required to make such an adjustment.

      Any Share dividends or split Shares distributed by the Fund on Shares held by the Plan Administrator for Participants will be credited to their accounts. In the event that the Fund makes available to its shareholders rights to purchase additional Shares or other securities, the Shares held for each Participant under the Plan will be added to other Shares held by the Participant in calculating the number of rights to be issued to each Participant.

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      The Plan Administrator's service fee for handling capital gains distributions or income dividends will be paid by the Fund. Participants will be charged their pro rata share of brokerage commissions on all open-market purchases. Participants will not be assessed any other charges. However, the Fund reserves the right to amend the Plan to include a service fee payable by the Participants.

      Participants may terminate their account under the Plan by calling the Plan Administrator at 1-800-426-5523, writing to the Plan Administrator at EquiServe Trust Company, N.A., P.O. Box 43010, Providence RI 02940-3010 or completing and returning the transaction form attached to each Plan statement. Such termination will be effective immediately if the Participant's notice is received by the Plan Administrator prior to any dividend or distribution record date, otherwise such termination may be effective the first trading day after the payment date for such dividend or distribution with respect to any subsequent dividend or distribution. The Plan may be terminated by the Plan Administrator or the Fund upon notice in writing mailed to each Participant at least thirty (30) days prior to any effective date of termination by the Fund.

      Similarly, Participants may request to sell a portion of the Shares held by the Administrator in their Plan accounts by calling the Plan Administrator, writing to the Plan Administrator or completing and returning the transaction form attached to each Plan statement. The Plan Administrator will sell such Shares through a broker-dealer selected by the Administrator within five (5) business days of receipt of the request. The sale price will equal the weighted average price of all Common Shares sold through the Plan on the day of the sale, less any brokerage commissions. Participants should note that the Plan Administrator is unable to accept instructions to sell on a specific date, at a specific price or through a specific broker-dealer.

      These terms and conditions may be amended or supplemented by the Plan Administrator or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least thirty (30) days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives notice of the termination of their account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor Plan Administrator under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any Plan Administrator for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor Plan Administrator, for each Participant's account, all dividends and distributions payable on Shares held in their name or under the Plan for retention or application by such successor Plan Administrator as provided in these terms and conditions.

      The Plan Administrator shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to

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errors unless such error is caused by the Plan Agent's negligence, bad faith, or willful misconduct or that of its employees.

      The automatic reinvestment of dividends or distributions does not relieve Participants of any taxes which may be payable on such dividends or distributions. Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return. For further information as to tax consequences of participation in the Plan, Participants should consult with their own tax advisors.

      These terms and conditions shall be governed by the laws of the State of Maryland.


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